Exhibit 99.1

BioCardia Announces University of Wisconsin Enrolls Their First Patient in Phase 3 CardiAMP HF II Cell Therapy Pivotal Trial

Sunnyvale, California – October 30, 2025 - BioCardia, Inc. [NASDAQ: BCDA], a global leader in cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases, today announced the first patient enrolled at University of Wisconsin School of Medicine and Public Health in its ongoing Phase 3 CardiAMP HF II clinical trial.

“CardiAMP cell therapy has shown evidence of benefit for ischemic heart failure patients with elevated markers of heart stress, despite being on optimized medical therapy,” said Dr. Amish Raval, M.D., Professor of Medicine at UW School of Medicine and Public Health and CardiAMP HF II Trial National Co-Principal Investigator.  “We look forward to offering patients the opportunity to participate in this important study and potentially contributing to the evidence that may enable this therapy to be more broadly available.”

“We are pleased that the UW School of Medicine and Public Health has completed their first enrollment in our ongoing Phase 3 CardiAMP HF II clinical trial”, said Peter Altman, PhD, CEO of BioCardia. “The leadership of this prestigious cardiology center strengthens our trial.  We share the vision of providing specialized medicine that translates into personalized care for improved patient outcomes.  Dr. Amish Raval, who has served as our CardiAMP HF II Trial Co-National Principal Investigator since the trial’s inception, is a valued world leader in both basic science and translation of biotherapeutic interventions in cardiology. We are proud to partner with the University of Wisconsin, as well as our other CardiAMP HF II clinical sites, as they strive to provide the best in care for patients diagnosed with ischemic heart failure.”

About the CardiAMP Heart Failure II Study

CardiAMP HF II is a 250-patient randomized multicenter procedure placebo-controlled study of the CardiAMP autologous cell therapy as a one-time treatment for patients with ischemic heart failure with reduced ejection fraction (HFrEF) on guideline directed medical therapy having elevated NTproBNP. The study is intended to confirm the safety and efficacy results in these patients observed in the CardiAMP HF study1. The CardiAMP HF II study uses a similar three-tier composite primary outcome measure to CardiAMP HF consisting of all cause death, nonfatal major adverse cardiac events, and a validated quality of life measure. In CardiAMP HF, this composite efficacy endpoint was achieved with statistical significance in the patients with elevated NTproBNP who are the focus of the CardiAMP HF II study.

Advances in this therapeutic approach for this trial include using the cell population analysis at screening to define treatment doses and improvements to the Helix system including the FDA approved Morph DNA steerable platform.

About CardiAMP Autologous Cell Therapy

Granted FDA Breakthrough designation, CardiAMP Cell Therapy uses a patient’s own bone marrow cells delivered to the heart in a minimally invasive, catheter-based procedure intended to increase capillary density and reduce tissue fibrosis, treating microvascular dysfunction.

The CardiAMP Cell Therapy clinical development for heart failure is supported by the Maryland Stem Cell Research Fund and is reimbursed by Centers for Medicare and Medicaid Services (CMS).

CAUTION - Limited by United States law to investigational use.

About BioCardia

BioCardia, Inc., headquartered in Sunnyvale, California, is a global leader in cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease. CardiAMP® autologous and CardiALLO™ allogeneic cell therapies are the Company’s biotherapeutic platforms with three clinical stage product candidates in development. These therapies are enabled by its Helix™ biotherapeutic delivery and Morph® vascular navigation product platforms.  For more information visit: https://www.BioCardia.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, references to our investigational product candidates, the potential benefits and mechanism of actions of the CardiAMP cell therapy, future regulatory approvals, enrollment in our clinical trials, and the safety and efficacy of our product candidates and therapies. These forward-looking statements are made as of the date of this press release, and BioCardia assumes no obligation to update the forward-looking statements.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 26, 2025, under the caption titled “Risk Factors,” and in our subsequently filed Quarterly Reports on Form 10-Q. BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

References:

1.

Raval A, on behalf of the CardiAMP HF Investigators. A Double-blind, Randomized Controlled Trial of an Autologous Cell Therapy in Patients with HFrEF: Principal Results from the CardiAMP-HF Trial, American College of Cardiology Scientific Sessions, March 30, 2025.

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Media Contact:
Miranda Peto, Investor Relations
Email: mpeto@BioCardia.com
Phone: 650-226-0120

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120